UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PUBLIC MEDIA WORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Public Media Works, Inc.

14759 Oxnard Street

Van Nuys, California 91411

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The Board of Directors of Public Media Works, Inc., a Delaware corporation (the “Company”), is soliciting your consent to a resolution authorizing the Board of Directors of the Company, in its discretion at any time prior to July 3, 2007, to take all steps necessary to effect a consolidation (the “Reverse Stock Split”) of its outstanding shares of Common Stock, $0.0001 par value (the “Common Stock”), at a ratio of one share for every 20 shares of Common Stock outstanding, with the implementation of the Reverse Stock Split to be made by the Board of Directors in its sole discretion, if at all.

Our Board of Directors unanimously approved the Reverse Stock Split on May 8, 2007. We are soliciting the approval by written consent, and in lieu of a meeting of stockholders, because the Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval in the most cost effective manner.

We intend to mail this consent solicitation statement and accompanying consent card on or about May 28, 2007. The consent solicitation statement is being mailed to the holders of record of our Common Stock as of the close of business on May 8, 2007. This date is referred to as the “record date.” Written consents of the stockholders representing a majority of the voting power of the common stock as of the record date are required to approve this proposal.

Our principal executive offices are located at 14759 Oxnard Street Van Nuys, California 91411, and our telephone number is (818) 904-9029.

CONSENT PROCEDURE

General

This proposal to approve the Reverse Stock Split is submitted for stockholder approval by written consent in lieu of calling a meeting of the stockholders to vote on this matter. The form of written consent is enclosed with this Consent Solicitation Statement.

Only holders of record on May 8, 2007, the record date, will be entitled to consent to the proposal. On the record date there were 38,489,257 shares of our Common Stock outstanding. A majority of the outstanding shares entitled to vote as of the record date are required to approve the proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal. A consent card that has been signed, dated and delivered to us without any of the boxes for approval, withholding of consent, or abstention checked will constitute consent for the proposal.

The Reverse Stock Split will be approved at such time (the “Approval Date”) as we hold un-revoked written consents of stockholders approving the Reverse Stock Split which represent a majority of the outstanding shares of Common Stock as of the record date. Consents, once dated, signed and delivered to us at the address set forth below, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us at the address set forth below on or before the Approval Date.

Written consents may be delivered to us at our principal address as follows:

Public Media Works, Inc.

14759 Oxnard Street

Van Nuys, California 91411

Expense of Consent Solicitation

We will pay all of the costs of solicitation. Directors and officers, or employees of ours, may also solicit consents in person or by mail, telephone or telecopy.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware law and our articles of incorporation and bylaws, no stockholder has any right to dissent to the proposed Reverse Stock Split, and is not entitled to appraisal of or payment for their shares of our stock.

STOCKHOLDER AUTHORIZATION—REVERSE STOCK SPLIT

As of May 8, 2007, our Board of Directors approved of the Reverse Stock Split and authorized the Company to seek written consent of the stockholders to authorize the Board of Directors to effect the Reverse Stock. Should the stockholder’s approve the Reverse Stock Split and the Board of Directors elect to effect it, the Company will file with the Secretary of State of the State of Delaware an amendment to the Company’s Articles of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split would take effect no later than July 3, 2007 and will be effective for stockholders of record of our Company as of the close of business on the date of the Reverse Stock Split.

Purpose

The Company proposes to complete the Reverse Stock Split in order to reduce the number of outstanding shares of our Common Stock to a level more consistent with other public companies with a similar anticipated market capitalization. Our Board of Directors believes that the Reverse Stock Split is in the best interest of our Company and its stockholders. We can give no assurances, however, that the Reverse Stock Split would have the desired benefits. Our Board of Directors reserves the right to elect not to effect the Reverse Stock Split.

Effect on Authorized and Outstanding Shares

Immediately following the effectiveness of the Reverse Stock Split, assuming there is 38,489,257 shares outstanding on the date of the Reverse Stock Split, there would be approximately 1,924,463 shares of our Common Stock outstanding. The Company’s Articles of Incorporation authorize the Company to issue up to 100,000,000 shares of Common Stock. The Reverse Stock Split would not effect the number of authorized shares of Common Stock.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock subsequent to the Reverse Stock Split would remain the same. We do not anticipate that our financial condition; the percentage of our stock owned by management; the number of our stockholders; or any aspect of our current business would materially change as a result of the Reverse Stock Split.

The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. See “Exchange of Certificate and Elimination of Fractional Share Interests.” The Common Stock issued and outstanding after the Reverse Stock Split would remain fully paid and non-assessable.

Effect on Market Price

The Reverse Stock Split may cause an increase in the market price of our Common Stock, but we cannot predict the actual effect of the Reverse Stock Split on the market price. If the market price of our Common Stock does increase, it may not increase in proportion to the reduction in the number of shares outstanding as a result of the Reverse Stock Split. Furthermore, the Reverse Stock Split may not lead to a sustained increase in the market price of our Common Stock. The market price of our Common Stock may also change as a result of other unrelated factors, including our operating performance and other factors related to our business, as well as general market conditions.

Accounting Matters

The Reverse Stock Split would not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to the Reverse Stock Split. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Exchange of Certificate and Elimination of Fractional Share Interests

On the date of the Reverse Stock Split, each ten shares of our Common Stock would automatically be changed into one share of Common Stock. No additional action on the part of any stockholder would be required in order to effect the Reverse Stock Split. Stockholders would not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock; please do not send us your stock certificates.

In the Reverse Stock Split, no certificate representing any fractional share interest in our post-split shares would be issued. Instead, all fractional shares would be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process would increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the Reverse Stock Split.

Federal Income Tax Consequences

The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the Reverse Stock Split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. We believe, however, that because the Reverse Stock Split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the Reverse Stock Split would have the federal income tax effects described below:

•

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

•

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders.

•	Our Company should not recognize gain or loss as a result of the Reverse Stock Split.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Stock Split in response to any effort of which we are aware to accumulate any of our shares or obtain control of our Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our Company

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as stockholders, none of our officers, directors or any of their respective affiliates has any interest in the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 8, 2007 regarding the beneficial ownership of our common stock with respect to (i) any person known to us on the basis of filings with the Securities and Exchange Commission to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner (1) Directors and Executive Officers	Amount and Nature of Beneficial Ownership (2)		Percentage of Class (2)
Corbin Bernsen	6,500,000	(3)	15.85%
George Mainas	6,959,885	(4)	16.97%
All directors and executive officers as a group (2 persons)	13,459,885	(5)	32.84%

5% Stockholders
Thomas. A. Szabo P.O. Box 2035 Rancho Sante Fe, California 92067	3,500,000		8.53%
Michael Wittlin 141 Normandy Court Presto, Pennsylvania 15142	5,853,600		14.28%

(1)	The address for Mr. Bernsen and Mr. Mainas is c/o Public Media Works, Inc., 14759 Oxnard Street, Van Nuys, California 91411.
(2)	The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/ or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 38,489,257 shares of common stock outstanding as of May 8, 2007, and 2,500,000 warrants or options exercisable within 60 days of May 8, 2007. The share ownership of Mr. Szabo and Mr. Mainas was as reported in their filings with the SEC in which they reported their beneficial ownership and/or the Company’s shareholder list as of May 8, 2007.
(3)	Includes 1,000,000 shares of common stock issuable upon the exercise of outstanding stock options.
(4)	Includes 1,000,000 shares of common stock issuable upon the exercise of outstanding stock options.
(5)	Includes 2,000,000 shares of common stock issuable upon the exercise of outstanding stock options.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F. Street NE, Washington, DC 20549, or may be accessed at www.sec.gov.

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our next annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission will be at least sixty (60) days before the date which the Company begins to print and mail its proxy materials for its next annual meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY

RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSAL.

By Order of the Board of Directors

Corbin Bernsen, Chief Executive Officer

Van Nuys, California

May     , 2007

WRITTEN CONSENT SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF PUBLIC MEDIA WORKS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED FOR APPROVAL OF THE REVERSE STOCK SPLIT.

1.	Proposal authorizing the Board of Directors of the Company, in its discretion at any time prior to July 3, 2007, to amend the Company’s Articles of Incorporation to effect consolidation of its outstanding shares of Common Stock at a ratio of one share for every 20 shares of Common Stock outstanding, with the implementation of the consolidation to be made by the Board of Directors in its sole discretion, if at all.

[MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

☐	CONSENTS / FOR

☐	WITHHOLDS CONSENT / AGAINST

☐	ABSTAINS

2.	I represent that I own the following number of shares of the Company’s Common Stock (please insert correct number):

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date: , 2007
Signature

Date: , 2007
Signature if held jointly

IMPORTANT

PLEASE COMPLETE, SIGN, AND DATE YOUR

WRITTEN CONSENT PROMPTLY

AND RETURN IT IN THE ENCLOSED ENVELOPE